                                                                [EXECUTION COPY]






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                                U.S. $200,000,000


                                CREDIT AGREEMENT

                          Dated as of December 13, 1993

                                      Among

                              UTILICORP UNITED INC.

                                   as BORROWER

                             THE BANKS NAMED HEREIN

                                    as BANKS

                                       and

                                 CITIBANK, N.A.

                                    as AGENT





                              [Three-Year Facility]

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- -------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SECTION                                                                PAGE
- -------                                                                ----

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

1.01.     CERTAIN DEFINED TERMS. . . . . . . . . . . . . . . . . .        1
1.02.     COMPUTATION OF TIME PERIODS. . . . . . . . . . . . . . .       13
1.03.     ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . .       13


                                   ARTICLE II
                        AMOUNTS AND TERMS OF THE ADVANCES

2.01.     THE CONTRACT ADVANCES. . . . . . . . . . . . . . . . . .       13
2.02.     MAKING THE CONTRACT ADVANCES . . . . . . . . . . . . . .       14
2.03.     THE AUCTION ADVANCES . . . . . . . . . . . . . . . . . .       15
2.04.     FEES . . . . . . . . . . . . . . . . . . . . . . . . . .       19
2.05.     REDUCTION OF THE COMMITMENTS . . . . . . . . . . . . . .       20
2.06.     REPAYMENT OF CONTRACT ADVANCES . . . . . . . . . . . . .       22
2.07.     INTEREST ON CONTRACT ADVANCES. . . . . . . . . . . . . .       22
2.08.     ADDITIONAL INTEREST ON CONTRACT ADVANCES . . . . . . . .       22
2.09.     INTEREST RATE DETERMINATION. . . . . . . . . . . . . . .       23
2.10.     VOLUNTARY CONVERSION OF CONTRACT ADVANCES. . . . . . . .       24
2.11.     PREPAYMENTS. . . . . . . . . . . . . . . . . . . . . . .       25
2.12.     INCREASED COSTS. . . . . . . . . . . . . . . . . . . . .       26
2.13.     ILLEGALITY . . . . . . . . . . . . . . . . . . . . . . .       26
2.14.     PAYMENTS AND COMPUTATIONS. . . . . . . . . . . . . . . .       27
2.15.     TAXES. . . . . . . . . . . . . . . . . . . . . . . . . .       28
2.16.     SHARING OF PAYMENTS, ETC.. . . . . . . . . . . . . . . .       30
2.17.     EXTENSION OF TERMINATION DATE. . . . . . . . . . . . . .       31


                                   ARTICLE III
                              CONDITIONS OF LENDING

3.01.     CONDITIONS PRECEDENT TO INITIAL ADVANCES . . . . . . . .       31
3.02.     CONDITIONS PRECEDENT TO EACH CONTRACT BORROWING. . . . .       33
3.03.     CONDITIONS PRECEDENT TO EACH AUCTION BORROWING . . . . .       33
                                                                              ii
SECTION                                                                PAGE
- -------                                                                ----

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

4.01.     REPRESENTATIONS AND WARRANTIES OF THE BORROWER . . . . . .     34


                                    ARTICLE V
                            COVENANTS OF THE BORROWER

5.01.     AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . .     36
5.02.     NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . .     39


                                   ARTICLE VI
                                EVENTS OF DEFAULT

6.01.     EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . .     41


                                   ARTICLE VII
                                    THE AGENT

7.01.     AUTHORIZATION AND ACTION . . . . . . . . . . . . . . . . .     43
7.02.     AGENT'S RELIANCE, ETC. . . . . . . . . . . . . . . . . . .     44
7.03.     CITIBANK AND AFFILIATES. . . . . . . . . . . . . . . . . .     44
7.04.     LENDER CREDIT DECISION . . . . . . . . . . . . . . . . . .     45
7.05.     INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . .     45
7.06.     SUCCESSOR AGENT. . . . . . . . . . . . . . . . . . . . . .     45


                                  ARTICLE VIII
                                  MISCELLANEOUS

8.01.     AMENDMENTS, ETC. . . . . . . . . . . . . . . . . . . . . .     46
8.02.     NOTICES, ETC.. . . . . . . . . . . . . . . . . . . . . . .     47
8.03.     NO WAIVER; REMEDIES. . . . . . . . . . . . . . . . . . . .     47
8.04.     COSTS AND EXPENSES; INDEMNIFICATION. . . . . . . . . . . .     47
8.05.     RIGHT OF SET-OFF . . . . . . . . . . . . . . . . . . . . .     48
8.06.     BINDING EFFECT . . . . . . . . . . . . . . . . . . . . . .     49
8.07.     ASSIGNMENTS AND PARTICIPATIONS . . . . . . . . . . . . . .     49
                                                                             iii
SECTION                                                                PAGE
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8.08.     SUBMISSION TO JURISDICTION . . . . . . . . . . . . . . . .     52
8.09.     WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . .     53
8.10.     GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . .     53
8.11.     EXECUTION IN COUNTERPARTS. . . . . . . . . . . . . . . . .     53


                                    SCHEDULES

Schedule I     -   LIST OF APPLICABLE LENDING OFFICES


                                    EXHIBITS

Exhibit A-1    -   FORM OF CONTRACT NOTE

Exhibit A-2    -   FORM OF AUCTION NOTE

Exhibit B-1    -   NOTICE OF A CONTRACT BORROWING

Exhibit B-2    -   NOTICE OF AN AUCTION BORROWING

Exhibit C      -   ASSIGNMENT AND ACCEPTANCE

Exhibit D-1    -   FORM OF OPINION OF COUNSEL FOR THE BORROWER

Exhibit D-2    -   FORM OF OPINION OF REGULATORY COUNSEL FOR THE BORROWER

Exhibit E      -   FORM OF OPINION OF SPECIAL NEW YORK
                     COUNSEL TO THE AGENT

Exhibit F      -   FORM OF COMPLIANCE CERTIFICATE

                               CREDIT AGREEMENT

                         Dated as of December 13, 1993




UtiliCorp United Inc., a Delaware corporation (the "BORROWER"), the banks (the "BANKS") listed on the signature pages hereof and Citibank, N.A. ("CITIBANK") as agent (the "AGENT") for the Lenders hereunder, agree as follows:


                                  ARTICLE I

                       DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ADJUSTED CD RATE" means, for any Interest Period for each Adjusted CD Rate Advance made as part of the same Contract Borrowing, an interest rate PER ANNUM equal to the sum of:

               (a) the rate PER ANNUM obtained by dividing (i) the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the consensus bid rate determined by each of the Reference Banks for the bid rates PER ANNUM, at 9:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period, of New York certificate of deposit dealers of recognized standing selected by such Reference Bank for the purchase at face value of certificates of deposit of such Reference Bank in an amount substantially equal to such Reference Bank's Adjusted CD Rate Advance made as part of such Contract Borrowing and with a maturity equal to such Interest Period, by (ii) a percentage equal to 100% minus the Adjusted CD Rate Reserve Percentage for such Interest Period, PLUS

               (b)  the Assessment Rate for such Interest Period.

     The Adjusted CD Rate for the Interest Period for each Adjusted CD Rate Advance made as part of the same Contract Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks on the first day of such Interest Period, SUBJECT, HOWEVER, to the provisions of Section 2.09.

          "ADJUSTED CD RATE ADVANCE" means a Contract Advance that bears interest as provided in Section 2.07(b).

          "ADJUSTED CD RATE RESERVE PERCENTAGE" for any Interest Period for each Adjusted CD Rate Advance made as part of the same Contract Borrowing means the reserve percentage applicable on the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars with respect to liabilities consisting of, or including, (among other liabilities) U.S. dollar nonpersonal time deposits in the United States with a maturity equal to such Interest Period.

          "ADVANCE" means a Contract Advance or an Auction Advance.

          "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

          "APPLICABLE LENDING OFFICE" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance, such Lender's CD Lending Office in the case of an Adjusted CD Rate Advance, and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of an Auction Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Auction Advance.

          "APPLICABLE MARGIN" means, on any date of determination, (i) for a Base Rate Advance, 0.00% PER ANNUM, (ii) for an Adjusted CD Rate Advance, 0.50% PER ANNUM, and (iii) for a Eurodollar Rate Advance, 0.375% PER ANNUM.

     Notwithstanding the foregoing, each of the foregoing Applicable Margins applicable to Eurodollar Rate Advances and Adjusted CD Rate Advances shall be increased (on a non-cumulative basis) by (i) 0.125% PER ANNUM in the event that, and at all times during which, either the Moody's Rating shall be lower than A3 or the S&P Rating shall be lower than A-, (ii) 0.1875% PER ANNUM in the event that, and at all times during which, either the Moody's Rating shall be lower than Baa2 or the S&P Rating shall be lower than BBB or (iii) 0.6875% PER ANNUM in the event that, and at all times during which, (A) either the Moody's Rating shall be lower than Baa3 or the S&P Rating shall be lower than BBB- or (B) the Borrower's senior unsecured indebtedness shall be unrated by both Moody's and S&P. The Applicable Margins shall be increased or decreased in accordance with this definition upon any change in the applicable ratings, and such increased or decreased Applicable Margins shall be effective from the date of announcement of such new Moody's Rating or S&P Rating, as the case may be. The Borrower agrees to notify the Agent promptly upon each change in the Moody's Rating or the S&P Rating.

     In addition, each of the foregoing Applicable Margins applicable to Eurodollar Rate Advances and Adjusted CD Rate Advances shall be increased by 0.0625% PER ANNUM in the event that, and at all times during which, the aggregate amount of Advances outstanding equals or exceeds 25% of the aggregate amount of the Commitments.

          "ASSESSMENT RATE" for the Interest Period for each Adjusted CD Rate Advance made as part of the same Contract Borrowing means the annual assessment rate estimated by the Agent on the first day of such Interest Period for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States.

          "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

          "AUCTION ADVANCE" means an advance by a Lender to the Borrower as part of an Auction Borrowing resulting from the auction bidding procedure described in Section 2.03.

          "AUCTION BORROWING" means a borrowing consisting of simultaneous Auction Advances from each of the Lenders whose offer to make one or more Auction Advances as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in Section 2.03.

          "AUCTION NOTE" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from an Auction Advance made by such Lender.

          "AUCTION REDUCTION" has the meaning specified in Section 2.01.

          "BASE RATE" means, for any period, a fluctuating interest rate PER ANNUM as shall be in effect from time to time which rate PER ANNUM shall at all times be equal to the higher of:

               (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; and

               (b) 1/2 of 1% PER ANNUM above the Federal Funds Rate in effect from time to time.

          "BASE RATE ADVANCE" means a Contract Advance which bears interest as provided in Section 2.07(a).

          "BORROWING" means a Contract Borrowing or an Auction Borrowing.

          "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

          "CD LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "CD Lending Office" opposite its name on
     Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "CODE" means the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder, each as amended, modified or supplemented from time to time, or any successor legislation.

          "COMMITMENT" has the meaning specified in Section 2.01.

          "CONSOLIDATED TANGIBLE NET WORTH" means the sum of the capital stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus, translation adjustment and the balance of the current profit and loss account not transferred to surplus) accounts of the Borrower and its subsidiaries appearing on a consolidated balance sheet of the Borrower and its subsidiaries prepared as of the date of determination in accordance with generally accepted accounting principles consistent with those applied in the preparation of financial statements referred to in Section 4.01(e), after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of subsidiaries and excluding (i) goodwill and other similar intangibles, (ii) deferred charges, (iii) all reserves carried and not deducted from assets, (iv) securities that are not readily marketable,
(v) cash held in a sinking or another analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt, and (vi) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to December 31, 1990, each to be determined on a consolidated basis for the Borrower and its subsidiaries in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) hereof.

          "CONTRACT ADVANCE" means an advance by a Lender to the Borrower as part of a Contract Borrowing and refers to an Adjusted CD Rate Advance, a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a "TYPE" of Contract Advance.

          "CONTRACT BORROWING" means a borrowing consisting of simultaneous Contract Advances of the same Type made by each of the Lenders pursuant to
     Section 2.01 or Converted pursuant to Section 2.09 or 2.10.

          "CONTRACT NOTE" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Contract Advances made by such Lender.

          "CONVERT", "CONVERSION" and "CONVERTED" each refers to a conversion of Advances of one Type into Advances of another Type or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances or CD Rate Advances, as the case may be, pursuant to Section 2.09 or 2.10.

          "DEBT" means (without duplication) all liabilities, obligations and indebtedness (whether contingent or otherwise) of the Borrower and its subsidiaries (i) for borrowed money or evidenced by bonds, indentures, notes, or other similar instruments, (ii) to pay the deferred purchase price of property or services, (iii) as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iv) as lessee under operating leases for electrical generating units, aircraft, fleet vehicles or real property or any other operating lease having aggregate lease payment obligations of more than $1,000,000, (v) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business),
     (vi) to pay rent or other amounts under leveraged leases entered into in connection with sale and leaseback transactions, (vii) under direct or indirect guaranties in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses
     (i) through (vi) above, and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; PROVIDED, that in determining aggregate lease payment obligations for purposes of clause (iv) above and in determining the aggregate amount of Debt outstanding at any time for purposes of Section 5.01(b) (including, without limitation, the aggregate amount of Debt included in the calculation of "Total Capitalization"), such lease payment obligations and the liabilities, obligations and indebtedness described in clauses (iv) and (vi) above shall be calculated in accordance with Financial Accounting Standards Board Statement No. 13, as amended and interpreted from time to time, as though such lease payment obligations and such liabilities, obligations and indebtedness were recorded as arising under capital leases.

          "DOMESTIC LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "ELIGIBLE ASSIGNEE' means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; or (iv) the central bank of any country that is a member of the OECD; PROVIDED, HOWEVER, that (A) any such Person shall also (x) have outstanding unsecured indebtedness that is rated A- or better by S&P or A3 or better by Moody's (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is in the business of rating unsecured indebtedness of entities engaged in such businesses) or (y) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $100,000,000 (or its equivalent in foreign currency), and (B) any Person described in clause (ii), (iii) or (iv) above shall, on the date on which it is to become a Lender hereunder, be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 2.15(d)).

          "ENVIRONMENTAL LAWS" means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.

          "ERISA AFFILIATE" of a Person means any trade or business (whether or not incorporated) that is a member of a group of which such Person is a member and that is under common control with such Person within the meaning of Section 414 of the Code.

          "ERISA PLAN" means an employee benefit plan maintained for employees of any Person or any ERISA Affiliate of such Person subject to Title IV of ERISA.

          "ERISA TERMINATION EVENT" means (i) a Reportable Event described in
     Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to PBGC), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from an ERISA Plan during a plan year in which the Borrower or any of its ERISA Affiliates was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate an ERISA Plan or the treatment of an ERISA Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan by the PBGC or to appoint a trustee to administer any ERISA Plan, or
     (v) any other event or condition that would constitute grounds under
     Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer any ERISA Plan.

          "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "EURODOLLAR LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "EURODOLLAR RATE" means, for any Interest Period for each Eurodollar Rate Advance made as part of the same Contract Borrowing, an interest rate PER ANNUM equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% PER ANNUM, if such average is not such a multiple) of the rate PER ANNUM at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England, to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance made as part of such Contract Borrowing and for a period equal to such Interest Period. The Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance made as part of the same Contract Borrowing shall be determined by the Agent on the basis of applicable rates furnished to, and received by, the Agent from the Reference Banks two Business Days before the first day of such Interest Period, SUBJECT, HOWEVER, to the provisions of Section 2.09.

          "EURODOLLAR RATE ADVANCE" means a Contract Advance that bears interest as provided in Section 2.07(c).

          "EURODOLLAR RATE RESERVE PERCENTAGE" of any Lender for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

          "EVENTS OF DEFAULT" has the meaning specified in Section 6.01.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended and in effect from time to time.

          "EXISTING FACILITY" means the Credit Agreement, dated as of March 28, 1991, among the Borrower, the lenders named therein, the co-managers named therein and Citibank, N.A., as agent for said lenders.

          "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate PER ANNUM equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "INTENTION NOTICE" has the meaning specified in Section 2.05(c).

          "INTEREST PERIOD" means, for each Contract Advance made as part of the same Contract Borrowing, the period commencing on the date of such Contract Advance or the date of the Conversion of any Contract Advance into such a Contract Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 30, 60 or 90 days in the case of an Adjusted CD Rate Advance, and 1, 2, or 3 months in the case of a Eurodollar Rate Advance, in each case as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; PROVIDED, HOWEVER, that:

               (i) the Borrower may not select any Interest Period that ends after the Termination Date;

               (ii) Interest Periods commencing on the same date for Contract Advances made as part of the same Contract Borrowing shall be of the same duration; and

               (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, PROVIDED, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

          "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, and the regulations promulgated thereunder, in each case as amended and in effect from time to time.

          "LENDERS" means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

          "MAJORITY LENDERS" means, at any time prior to the Termination Date, Lenders having at least 66-2/3% of the Commitments (without giving effect to any termination in whole of the Commitments pursuant to Section 2.05 or 6.01), and, at any time on or after the Termination Date, Lenders having at least 66-2/3% of the Advances outstanding (PROVIDED that, for purposes hereof, neither the Borrower nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders having such amount of the Commitments or the Advances or (ii) determining the total amount of the Commitments or the Advances).

          "MOODY'S" means Moody's Investors Service, Inc. or any successor thereto.

          "MOODY'S RATING" means, on any date of determination, the rating of the Borrower's senior unsecured indebtedness most recently announced by Moody's.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in
     Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.

          "NOTE" means a Contract Note or an Auction Note.

          "NOTICE OF A CONTRACT BORROWING" has the meaning specified in Section 2.02(a).

          "NOTICE OF AN AUCTION BORROWING" has the meaning specified in Section 2.03(a).

          "OECD" means the Organization for Economic Cooperation and Development or any successor thereto.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "PROPOSAL NOTICE" has the meaning specified in Section 2.05(c).

          "REFERENCE BANKS" means Citibank, The Chase Manhattan Bank, N.A. and CIBC Inc.

          "REGISTER" has the meaning specified in Section 8.07(c).

          "REPORTABLE EVENT" has the meaning assigned to that term in Title IV of ERISA.

          "S&P" means Standard & Poor's Ratings Group or any successor thereto.

          "S&P RATING" means, on any date of determination, the rating of the Borrower's senior unsecured indebtedness most recently announced by S&P.

          "SIGNIFICANT SUBSIDIARY" means any direct or indirect subsidiary of the Borrower having, on any date of determination or on any date during the 12-month period prior to such date of determination, total assets in excess of $100,000,000 (with such determination to be made in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) hereof) or in excess of 10% of Total Capitalization.

          "SUBSIDIARY" means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one or more other subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person's vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

          "TERMINATION DATE" means the earlier to occur of (i) the third anniversary of the date of this Agreement or such later date to which the Termination Date is extended in accordance with Section 2.17, and (ii) the date of termination or reduction in whole of the Commitments pursuant to
     Section 2.05 or 6.01.

          "TERMINATION NOTICE" has the meaning specified in Section 2.05(c).

          "360-DAY CREDIT AGREEMENT" means that certain Credit Agreement, dated as of the date hereof, among the Borrower, the Banks and the Agent, providing a 360-day revolving credit facility for the Borrower, as the same may be amended, supplemented or otherwise modified from time to time.

          "TOTAL CAPITALIZATION" means the sum of (i) Debt of the Borrower and its subsidiaries, PLUS (ii) the sum of the capital stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus, translation adjustment and the balance of the current profit and loss account not transferred to surplus) accounts of the Borrower and its subsidiaries appearing on a consolidated balance sheet of the Borrower and its subsidiaries, in each case prepared as of the date of determination in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e), after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of subsidiaries.

          "YIELD" means, for any Auction Advance, the effective rate PER ANNUM at which interest on such Auction Advance is payable, computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.


          SECTION 1.02. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

          SECTION 1.03. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) hereof.


                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES


          SECTION 2.01. THE CONTRACT ADVANCES. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Contract Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender's name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to
Section 8.07(c), as such amount may be reduced pursuant to Section 2.05 (such Lender's "COMMITMENT"), PROVIDED that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Auction Advances then outstanding and such deemed use of the aggregate amount of the

Commitments shall be applied to the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being an "AUCTION REDUCTION"). Each Contract Borrowing shall be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof and shall consist of Contract Advances of the same Type made or Converted on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.01.

          SECTION 2.02 MAKING THE CONTRACT ADVANCES. (a) Each Contract Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Contract Borrowing, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof on such Business Day. Each such notice of a Contract Borrowing (a "NOTICE OF A CONTRACT BORROWING") shall be by telecopier, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Contract Borrowing,
(ii) Type of Contract Advances to be made in connection with such Contract Borrowing, (iii) aggregate amount of such Contract Borrowing, and (iv) in the case of a Contract Borrowing comprising Adjusted CD Rate Advances or Eurodollar Rate Advances, initial Interest Period for each such Contract Advance. Each Lender shall, before 12:00 noon (New York City time) on the date of such Contract Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such Lender's ratable portion of such Contract Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

          (b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Adjusted CD Rate Advances or Eurodollar Rate Advances for any Contract Borrowing if the Advance to be made by any Lender as part of such Contract Borrowing is less than $1,000,000.

          (c) Each Notice of a Contract Borrowing shall be irrevocable and binding on the Borrower. In the case of any Contract Borrowing that the related Notice of a Contract Borrowing specifies is to comprise Adjusted CD Rate Advances or Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of a Contract Borrowing for such Contract Borrowing the applicable conditions set forth in
Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Contract Advance to be made by such Lender as part of such Contract Borrowing when such Contract Advance, as a result of such failure, is not made on such date.

          (d) Unless the Agent shall have received notice from a Lender prior to the date of any Contract Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Contract Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Contract Borrowing in accordance with subsection (a) of this
Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Contract Advances made in connection with such Contract Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Contract Advance as part of such Contract Borrowing for purposes of this Agreement.

          (e) The failure of any Lender to make the Contract Advance to be made by it as part of any Contract Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Contract Advance on the date of such Contract Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Contract Advance to be made by such other Lender on the date of any Contract Borrowing.

          (f) Notwithstanding anything to the contrary contained herein, no more than eight Contract Borrowings may be outstanding at any time.

          SECTION 2.03. THE AUCTION ADVANCES. (a) Each Lender severally agrees that the Borrower may request Auction Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; PROVIDED that, following the making of each Auction Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any Auction Reduction).

          (i) The Borrower may request an Auction Borrowing by delivering to the Agent (A) by telecopier, telex or cable, confirmed immediately in writing, a notice of an Auction Borrowing (a "NOTICE OF AN

     AUCTION BORROWING"), in substantially the form of Exhibit B-2 hereto, specifying the date and aggregate amount of the proposed Auction Borrowing, the maturity date for repayment of each Auction Advance to be made as part of such Auction Borrowing (which maturity date may not be earlier than the date occurring 30 days after the date of such Auction Borrowing or later than the day prior to the Termination Date), the interest payment date or dates relating thereto (which shall occur at least every 90 days), and any other terms to be applicable to such Auction Borrowing, not later than 10:00 A.M. (New York City time) at least one Business Day prior to the date of the proposed Auction Borrowing and (B) payment in full to the Agent of the aggregate auction administration fee specified in Section 2.04(c) hereof. The Agent shall in turn promptly notify each Lender of each request for an Auction Borrowing received by it from the Borrower by sending such Lender on such Business Day a copy of the related Notice of an Auction Borrowing.

          (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Auction Advances to the Borrower as part of such proposed Auction Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower), before 10:00 A.M. (New York City time) on the date of such proposed Auction Borrowing of the minimum amount and maximum amount of each Auction Advance that such Lender would be willing to make as part of such proposed Auction Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment), the rate or rates of interest therefor, the interest period relating thereto (which interest period may not exceed 90 days) and such Lender's Applicable Lending Office with respect to such Auction Advance; PROVIDED that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Auction Advance as part of such Auction Borrowing; PROVIDED that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Auction Advance as part of such proposed Auction Borrowing.

          (iii) The Borrower shall, in turn, before 11:00 A.M. (New York City time) on the date of such proposed Auction Borrowing, either

               (A) cancel such Auction Borrowing by giving the Agent notice to that effect, or

               (B) irrevocably accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, subject only to the provisions of this paragraph (iii), by giving notice to the Agent of the amount of each Auction Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such Auction Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Auction Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect; PROVIDED, HOWEVER, that (x) the Borrower shall not accept an offer made pursuant to paragraph (ii) above, at any Yield if the Borrower shall have, or shall be deemed to have, rejected any other offer made pursuant to paragraph (ii) above, at a lower Yield, (y) if the Borrower declines to accept, or is otherwise restricted by the provisions of this Agreement from accepting, the maximum aggregate principal amount of Auction Borrowings offered at the same Yield pursuant to paragraph (ii) above, then the Borrower shall accept a PRO RATA portion of each offer made at such Yield, based as nearly as possible on the ratio of the aggregate principal amount of such offers to be accepted by the Borrower to the maximum aggregate principal amount of such offers made pursuant to paragraph (ii) above (rounding up or down to the next higher or lower multiple of $1,000,000), and
          (z) no offer made pursuant to paragraph (ii) above shall be accepted unless the Auction Borrowing in respect of such offer is in an integral multiple of $1,000,000 and the aggregate amount of such offers accepted by the Borrower is equal to at least $10,000,000.

     Any offer or offers made pursuant to paragraph (ii) above not expressly accepted or rejected by the Borrower in accordance with this paragraph
     (iii) shall be deemed to have been rejected by the Borrower.

          (iv) If the Borrower notifies the Agent that such Auction Borrowing is canceled pursuant to clause (A) of paragraph (iii) above, the Agent shall give prompt notice thereof to the Lenders and such Auction Borrowing shall not be made.

          (v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to clause (B) of paragraph (iii) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Auction Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make an Auction Advance as part of such Auction Borrowing of the amount of each Auction Advance to be made by such Lender as part of such Auction Borrowing, and (C) each Lender that is to make an Auction Advance as part of such Auction Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make an Auction Advance as part of such Auction Borrowing shall, before 12:00 noon (New York City time) on the date of such Auction Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02 such Lender's portion of such Auction Borrowing, in same day funds. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the Agent's aforesaid address. Promptly after each Auction Borrowing the Agent will notify each Lender of the amount of the Auction Borrowing, the consequent Auction Reduction and the dates upon which such Auction Reduction commenced and will terminate.

          (b) Each Auction Advance shall be in an amount not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Auction Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

          (c) Within the limits and on the conditions set forth in this Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, PROVIDED that an Auction Borrowing shall not be made within three Business Days of the date of any other Auction Borrowing.

          (d) The Borrower shall repay to the Agent for the account of each Lender that has made an Auction Advance, or each other holder of an Auction Note, on the maturity date of each Auction Advance (such maturity date being that specified by the Borrower for repayment of such Auction Advance in the related Notice of an Auction Borrowing delivered pursuant to subsection (a)(i) above and provided in the Auction Note evidencing such Auction

Advance), the then unpaid principal amount of such Auction Advance. The Borrower shall have no right to prepay any principal amount of any Auction Advance unless, and then only on the terms, specified by the Borrower for such Auction Advance in the related Notice of an Auction Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Auction Note evidencing such Auction Advance. Notwithstanding anything to the contrary contained herein or in any Auction Note, each Auction Advance shall be due and payable no later than 360 days following the date of such Auction Advance.

          (e) The Borrower shall pay interest on the unpaid principal amount of each Auction Advance from the date of such Auction Advance to the date the principal amount of such Auction Advance is repaid in full, at the rate of interest for such Auction Advance specified by the Lender making such Auction Advance in its notice with respect thereto delivered pursuant to subsection
(a)(ii) above, payable on the interest payment date or dates specified by the Borrower for such Auction Advance in the related Notice of an Auction Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Auction Note evidencing such Auction Advance.

          (f) The indebtedness of the Borrower resulting from each Auction Advance made to the Borrower as part of an Auction Borrowing shall be evidenced by a separate Auction Note of the Borrower payable to the order of the Lender making such Auction Advance.

     SECTION 2.04. FEES. (a) The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee on the average daily unused portion of such Lender's Commitment (after giving effect to any Auction Reduction) from the date hereof in the case of each Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the earlier to occur of the Termination Date and, in the case of the termination in whole of a Lender's Commitment pursuant to
Section 2.05, the date of such termination, payable on the last day of each March, June, September and December during such period (commencing December 31,
1993) and on the earlier to occur of the Termination Date and, in the case of the termination in whole of a Lender's Commitment pursuant to Section 2.05, the date of such termination, at the rate of 0.1875% PER ANNUM; PROVIDED, HOWEVER, that such rate shall be increased (on a non-cumulative basis) by (i) 0.0125% PER ANNUM in the event that, and at all times during which, either the Moody's Rating shall be lower than A3 or the S&P Rating shall be lower than A-, (ii) 0.0625% PER ANNUM in the event that, and at all times during which, either the Moody's Rating shall be lower than Baa2 or the S&P Rating shall be lower than BBB or (iii) 0.25% PER ANNUM in the event that, and at all times during which,
(A) either the Moody's Rating shall be lower than Baa3 or the S&P Rating shall be lower than BBB- or (B) the Borrower's senior unsecured indebtedness shall be unrated by both Moody's and S&P.

          (b) The Borrower agrees to pay to the Agent for the account of each Lender an auction facility fee on the average daily aggregate principal amount of Auction Advances outstanding during the period from the date hereof in the case of each Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the earlier to occur of the Termination Date and, in the case of the termination in whole of a Lender's Commitment pursuant to Section 2.05, the date of such termination, payable on the last day of each March, June, September and December during such period (commencing December 31, 1993) and on the earlier to occur of the Termination Date and, in the case of the termination in whole of a Lender's Commitment pursuant to Section 2.05, the date of such termination, at the rate of 0.1875% PER ANNUM.

          (c) The Borrower agrees to pay to the Agent for its own account an auction administration fee in the amount of $3,500 in respect of each Auction Borrowing requested by the Borrower pursuant to Section 2.03(a)(i), payable on the date of such request.

          SECTION 2.05. REDUCTION OF THE COMMITMENTS. (a) AT BORROWER'S OPTION. The Borrower shall have the right, upon at least two Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, PROVIDED that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Advances then outstanding and PROVIDED, FURTHER, that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple thereof.

          (b) MANDATORY. The respective Commitments of the Lenders shall automatically reduce ratably upon each disposition of assets or capital stock in excess of the 7.5% and 51% thresholds, respectively, described in Section 5.02(c) by an amount equal, in the aggregate, to the amount of consideration (as defined in Section 5.02(c)) received by the Borrower in respect of such assets or capital stock, as the case may be, but only to the extent that the disposition of such assets or capital stock, as the case may be, exceeds such thresholds; PROVIDED, HOWEVER, that no reduction in the Commitments shall occur as a result of any such disposition if on the date thereof, and after giving effect thereto, the total assets of the Borrower are equal to or greater than the total assets of the Borrower as of September 30, 1993, in each case as determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e); and PROVIDED FURTHER, HOWEVER, that each such Commitment reduction shall be made

PRO RATA among the Commitments hereunder and the "Commitments" under the 360-Day Credit Agreement, if any.

          (c) AT LENDER'S OPTION. The Borrower shall give the Agent and each Lender at least twenty Business Days' notice (a "PROPOSAL NOTICE") of its intention to use the proceeds of any Borrowing hereunder directly or indirectly in connection with (i) the acquisition of in excess of 5% of any class of equity security that is registered pursuant to Section 12 of the Exchange Act, (ii) any transaction subject to the requirements of Section 13 of the Exchange Act or
(iii) any transaction subject to the requirements of Section 14 of the Exchange Act with respect to which proxies, consents or authorizations, as the case may be, are being sought by any person (as defined in the Exchange Act) other than the majority of the board of directors of the issuer of the securities in respect of which such proxies, consents or authorizations are being sought. Any Lender may, within fifteen Business Days after receipt of such Proposal Notice from the Borrower, give notice (a "TERMINATION NOTICE") to the Agent and the Borrower that such Lender has made a good faith determination that the use of proceeds described in such Proposal Notice, if funded by such Lender, would create a conflict of interest for such Lender (based upon the existence of commitments by such Lender to other parties in interest to such transaction, confidential information held by such Lender relating to such transaction or any other party in interest to such transaction or other similar circumstances that would reasonably prevent or prohibit a commercial financial institution from extending credit to the Borrower under such circumstances) or would otherwise violate a commercial lending policy of such Lender because of an existing customer relationship of such Lender or any of its Affiliates with the issuer of any such securities, and that, accordingly, such Lender elects to terminate its Commitment if the proceeds of such Borrowing will be used in such a manner. If no Termination Notice is received by the Borrower within fifteen Business Days after receipt by the Lenders of a Proposal Notice, the Borrower may apply the proceeds of the affected Borrowing in accordance with such Proposal Notice. If the Borrower receives a Termination Notice from any Lender within such fifteen Business Day period, the Borrower shall promptly thereafter notify the Agent and each of the Lenders (an "INTENTION NOTICE") whether it will use the proceeds of the affected Borrowing for the purposes specified in such Proposal Notice, and, if the proceeds will be used for such purposes, the Commitment of each Lender that delivered a Termination Notice shall terminate immediately upon receipt by such Lender of such Intention Notice. Upon such termination, the Borrower shall
(i) immediately repay all of such Lender's outstanding Base Rate Advances, together with accrued interest thereon, (ii) repay all of such Lender's outstanding Adjusted CD Rate Advances and Eurodollar Rate Advances, together with accrued interest thereon, at the end of the respective Interest Periods applicable thereto and (iii) repay all of such Lender's outstanding Auction Advances, together with accrued interest thereon, at the respective maturity dates therefor. All accrued fees with respect to such Lender's Commitment shall be payable on the date of receipt of the applicable Intention Notice.

          SECTION 2.06. REPAYMENT OF CONTRACT ADVANCES. The Borrower shall repay the principal amount of each Contract Advance made by each Lender in accordance with the Contract Note to the order of such Lender. Notwithstanding anything to the contrary contained herein or in any Contract Note, each Contract Advance shall be due and payable no later than 360 days following the date of such Contract Advance.

          SECTION 2.07. INTEREST ON CONTRACT ADVANCES. The Borrower shall pay interest on the unpaid principal amount of each Contract Advance made by each Lender from the date of such Contract Advance until such principal amount shall be paid in full, at the following rates PER ANNUM:

          (a) BASE RATE ADVANCES. If such Contract Advance is a Base Rate Advance, a rate PER ANNUM equal at all times to the sum of the Base Rate in effect from time to time PLUS the Applicable Margin for such Base Rate in effect from time to time, payable quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

          (b) ADJUSTED CD RATE ADVANCES. If such Contract Advance is an Adjusted CD Rate Advance, a rate PER ANNUM equal at all times during each Interest Period for such Contract Advance to the sum of the Adjusted CD Rate for such Interest Period PLUS the Applicable Margin for such Adjusted CD Rate in effect from time to time, payable on the last day of each Interest Period for such Adjusted CD Rate Advance and on the date such Adjusted CD Rate Advance shall be Converted or paid in full.

          (c) EURODOLLAR RATE ADVANCES. Subject to Section 2.08, if such Contract Advance is a Eurodollar Rate Advance, a rate PER ANNUM equal at all times during each Interest Period for such Contract Advance to the sum of the Eurodollar Rate for such Interest Period PLUS the Applicable Margin for such Eurodollar Rate Advance in effect from time to time, payable on the last day of each Interest Period for such Eurodollar Rate Advance and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

          SECTION 2.08. ADDITIONAL INTEREST ON CONTRACT ADVANCES. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Contract Advance until such principal amount is paid in full, at an interest rate PER ANNUM equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Contract Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Contract Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

          SECTION 2.09. INTEREST RATE DETERMINATION. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Adjusted CD Rate or Eurodollar Rate, as applicable. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

          (b) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of
Section 2.07(a), (b) or (c), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under
Section 2.07(b) or (c).

          (c) If fewer than two Reference Banks furnish timely information to the Agent for determining the Adjusted CD Rate for any Adjusted CD Rate Advances, or the Eurodollar Rate for any Eurodollar Rate Advances,

          (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Adjusted CD Rate Advances or Eurodollar Rate Advances, as the case may be,

          (ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

          (iii) the obligation of the Lenders to make, or to Convert Contract Advances into, Adjusted CD Rate Advances or Eurodollar Rate Advances, as the case may be, shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

          (d) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon

          (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

          (ii) the obligation of the Lenders to make, or to Convert Contract Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

          (e) If the Borrower shall fail to select the duration of any Interest Period for any Adjusted CD Rate Advances or any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

          (f) On the date on which the aggregate unpaid principal amount of Contract Advances made in connection with any Contract Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Contract Advances shall, if they are Advances of a Type other than Base Rate Advances, automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Contract Advances into Advances of a Type other than Base Rate Advances shall terminate; PROVIDED, HOWEVER, that if and so long as each such Contract Advance shall be of the same Type and have the same Interest Period as Contract Advances made in connection with another Contract Borrowing or other Contract Borrowings, and the aggregate unpaid principal amount of all such Contract Advances shall equal or exceed $10,000,000, the Borrower shall have the right to continue all such Contract Advances as, or to Convert all such Contract Advances into, Advances of such Type having such Interest Period.

          SECTION 2.10. VOLUNTARY CONVERSION OF CONTRACT ADVANCES. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Contract Advances of one Type made in connection with the same Contract Borrowing into Advances of another Type; PROVIDED, HOWEVER, that any Conversion of, or with respect to, any Adjusted CD Rate Advances or Eurodollar Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest Period for such Adjusted CD Rate Advances or Eurodollar Rate Advances, unless the Borrower shall also reimburse the Lenders in respect thereof pursuant to Section 8.04(b) on the date of such Conversion; and PROVIDED FURTHER, HOWEVER, that if, on the date of any proposed Conversion, any Event of Default or event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both shall have occurred and be continuing, all Contract Advances subject to such proposed Conversion shall, on such date, automatically Convert into, or remain as, as the case may be, Base Rate Advances. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Contract Advances to be Converted, and (iii) if such Conversion is into, or with respect to, Adjusted CD Rate Advances or Eurodollar Rate Advances, the duration of the Interest Period for each such Contract Advance.

          SECTION 2.11. PREPAYMENTS. (a) OPTIONAL. The Borrower may, upon at least two Business Days' notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances made as part of the same Contract Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; PROVIDED, HOWEVER, that (i) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 and (ii) in the case of any such prepayment of an Adjusted CD Advance or Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to
Section 8.04(b) on the date of such prepayment.

          (b) MANDATORY. Upon each disposition of assets or capital stock described in Section 5.02(c), the Agent shall apply amounts received from the Borrower pursuant to clause (B) of Section 5.02(c) to the prepayment of Advances outstanding hereunder in the following order of priority:

          FIRST, to the prepayment in whole or ratably in part of the principal amount of all outstanding Contract Advances together with accrued interest to the date of such prepayment on the principal amount prepaid, and

          SECOND, to the prepayment in whole or ratably in part of the principal amount of outstanding Auction Advances together with accrued interest to the date of such prepayment on the principal amount prepaid, in the order of their maturities.

          SECTION 2.12. INCREASED COSTS. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of Adjusted CD Rate Advances, included in the Adjusted CD Rate Reserve Percentage or, in the case of Eurodollar Rate Advances, included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Adjusted CD Rate Advances, Eurodollar Rate Advances or any other Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type or the Advances, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder or the Advances made by such Lender. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

          SECTION 2.13. ILLEGALITY. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Contract Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Advances of another Type in accordance with
Section 2.10.

          SECTION 2.14. PAYMENTS AND COMPUTATIONS. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at its address referred to in Section 8.02 in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment and auction facility fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.03, 2.08, 2.12, 2.15 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

          (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Adjusted CD Rate, the Eurodollar Rate or the Federal Funds Rate and of commitment fees, auction facility fees and interest payable on Auction Advances shall be made by the Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent (or, in the case of Section 2.08, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; PROVIDED, HOWEVER, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

          (f) Notwithstanding anything to the contrary contained herein, any amount payable by the Borrower hereunder or under any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate PER ANNUM equal at all times to the Base Rate plus 2%, payable upon demand.

          SECTION 2.15. TAXES. (a) Any and all payments by the Borrower hereunder or under the Contract Notes shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "OTHER TAXES").

          (c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

          (d) Prior to the date of the initial Borrowing in the case of each Bank, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested by the Borrower or the Agent, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying that such Lender is exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under the Notes. If for any reason during the term of this Agreement, any Lender becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Lender shall notify the Agent and the Borrower in writing to that effect. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

          (e) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its

Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

          (f) If the Borrower makes any additional payment to any Lender pursuant to this Section 2.15 in respect of any Taxes or Other Taxes, and such Lender determines that it has received (i) a refund of such Taxes or Other Taxes or (ii) a credit against or relief or remission for, or a reduction in the amount of, any tax or other governmental charge solely as a result of any deduction or credit for any Taxes or Other Taxes with respect to which it has received payments under this Section 2.15, such Lender shall, to the extent that it can do so without prejudice to the retention of such refund, credit, relief, remission or reduction, pay to the Borrower such amount as such Lender shall have determined to be attributable to the deduction or withholding of such Taxes of Other Taxes. If such Lender later determines that it was not entitled to such refund, credit, relief, remission or reduction to the full extent of any payment made pursuant to the first sentence of this Section 2.15(f), the Borrower shall upon demand of such Lender promptly repay the amount of such overpayment. Any determination made by such Lender pursuant to this Section 2.15(f) shall in the absence of bad faith or manifest error be conclusive, and nothing in this Section 2.15(f) shall be construed as requiring any Lender to conduct its business or to arrange or alter in any respect its tax or financial affairs so that it is entitled to receive such a refund, credit or reduction or as allowing any Person to inspect any records, including tax returns, of any Lender.

          (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall survive the payment in full of principal and interest hereunder and under the Notes.

          SECTION 2.16. SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Contract Advances made by it (other than pursuant to Section 2.02(c), 2.08, 2.12, 2.15 or 8.04(b)) in excess of its ratable share of payments on account of the Contract Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Contract Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          SECTION 2.17. EXTENSION OF TERMINATION DATE. At least 90 but not more than 120 days prior to the then-scheduled Termination Date, the Borrower may (on no more than two such occasions) request the Lenders, by written notice to the Agent, to consent to a one-year extension of the Termination Date. Each Lender shall, in its sole discretion, determine whether to consent to such request and shall notify the Agent of its determination within 60 days of such Lender's receipt of notice of such request. If such request shall have been consented to by all the Lenders, the Agent shall notify the Borrower in writing of such consent, and such extension shall become effective upon the delivery by the Borrower to the Agent and each Lender, on or prior to the then-scheduled Termination Date, of (i) a certificate of a duly authorized officer of the Borrower, dated such date, as to the accuracy, both before and after giving effect to such proposed extension, of the representations and warranties set forth in Section 4.01 and as to the absence, both before and after giving effect to such proposed extension, of any Event of Default or event that with the giving of notice or the passage of time or both would constitute an Event of Default and (ii) an opinion of counsel to the Borrower as to the extension of the Termination Date and such other matters as any Lender, through the Agent, may reasonably request.


                                   ARTICLE III

                              CONDITIONS OF LENDING


          SECTION 3.01. CONDITIONS PRECEDENT TO INITIAL ADVANCES. The obligation of each Lender to make its initial Advance is subject to the satisfaction, prior to or concurrently with the making of such initial Advance, of each of the following conditions precedent:

          (a) DOCUMENTS AND OTHER AGREEMENTS. The Agent shall have received on or before the day of the initial Borrowing the following, each dated the same date, in form and substance satisfactory to the Agent and (except for the Notes) with one copy for each Lender:

          (i) The Contract Notes payable to the order of each of the Lenders, respectively;

          (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the issuance of the Notes, and of all documents evidencing other necessary corporate action with respect to this Agreement and the Notes;

          (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the Certificate of Incorporation and the By-laws of the Borrower, in each case in effect on such date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals required for the due execution, delivery and performance of this Agreement and the Notes;

          (iv) A favorable opinion of Blackwell, Sanders, Matheny, Weary & Lombardi, counsel for the Borrower, substantially in the form of Exhibit D-1 hereto and as to such other matters as any Lender through the Agent may reasonably request;

          (v) Favorable opinions of special regulatory counsel for the Borrower, each substantially in the form of Exhibit D-2 hereto and as to such other matters as any Lender through the Agent may reasonably request;

          (vi) A favorable opinion of King & Spalding, counsel for the Agent, substantially in the form of Exhibit E hereto;

          (vii) Federal Reserve Form U-1 provided for in Regulation U issued by the Board of Governors of the Federal Reserve System, the statements made in which shall be such as to permit the transactions contemplated hereby in accordance with said Regulation U; and

          (viii) An irrevocable notice from the Borrower requesting termination of the "COMMITMENTS" under the Existing Facility effective automatically on the date hereof upon the satisfaction (or waiver) of the other conditions precedent set forth in this Section 3.01.

          (b) PAYMENT OF FEES. The Borrower shall have paid all fees under or referenced in Section 2.04 and any arrangement fees payable to the Agent, to the extent then due and payable.

          SECTION 3.02. CONDITIONS PRECEDENT TO EACH CONTRACT BORROWING. The obligation of each Lender to make a Contract Advance on the occasion of each Contract Borrowing (including the initial Contract Borrowing) shall be subject to the further conditions precedent that on the date of such Contract Borrowing
(i) the following statements shall be true (and each of the giving of the applicable Notice of a Contract Borrowing and the acceptance by the Borrower of the proceeds of such Contract Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Contract Borrowing such statements are true):

          (A) The representations and warranties contained in Section 4.01 are correct on and as of the date of such Contract Borrowing, before and after giving effect to such Contract Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

          (B) No event has occurred and is continuing, or would result from such Contract Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

and (ii) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

          SECTION 3.03. CONDITIONS PRECEDENT TO EACH AUCTION BORROWING. The obligation of each Lender that is to make an Auction Advance on the occasion of an Auction Borrowing (including the initial Auction Borrowing) to make such Auction Advance as part of such Auction Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of an Auction Borrowing with respect thereto, (ii) on or before the date of such Auction Borrowing, but prior to such Auction Borrowing, the Agent shall have received an Auction Note payable to the order of such Lender for each of the Auction Advances to be made by such Lender as part of such Auction Borrowing, in a principal amount equal to the principal amount of the Auction Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Auction Advance in accordance with Section 2.03, and (iii) on the date of such Auction Borrowing the following statements shall be true (and each of the giving of the applicable Notice of an Auction Borrowing and the acceptance by the Borrower of the proceeds of such Auction Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Auction Borrowing such statements are true):

          (A) The representations and warranties contained in Section 4.01 are correct on and as of the date of such Auction Borrowing, before and after giving effect to such Auction Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

          (B) No event has occurred and is continuing, or would result from such Auction Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES


          SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants as follows:

          (a) Each of the Borrower and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted or the property owned, operated or leased by it requires such qualification, except where failure to so qualify would not materially adversely affect its condition (financial or otherwise), operations, business, properties, or prospects.

          (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws, (ii) law or (iii) any contractual or legal restriction binding on or affecting the Borrower or its properties.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

          (d) This Agreement is, and the Notes when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

          (e) The balance sheet of the Borrower and its subsidiaries as at December 31, 1992, and the related statements of income, retained earnings and cash flows of the Borrower and its subsidiaries for the fiscal year then ended, certified by Arthur Andersen, and the unaudited balance sheet of the Borrower and its subsidiaries as at September 30, 1993 and the related unaudited statements of income, retained earnings and cash flows for the nine-month period then ended, copies of which have been furnished to each Bank, fairly present (subject, in the case of such balance sheet and statements of income for the nine-month period ended September 30, 1993, to year-end adjustments) the financial condition of the Borrower and its subsidiaries as at such dates and the results of the operations of the Borrower and its subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 1992, there has been no material adverse change in the condition (financial or otherwise), operations, business, properties or prospects of the Borrower or any of its subsidiaries as reflected in such financial statements.

          (f) There is no pending or threatened action or proceeding affecting the Borrower or any of its Significant Subsidiaries before any court, governmental agency or arbitrator that could reasonably be expected to materially adversely affect the condition (financial or otherwise), operations, business, properties or prospects of the Borrower or any Significant Subsidiary or that purports to affect the legality, validity, binding effect or enforceability of this Agreement or any Note.

          (g) No proceeds of any Advance have been or will be used directly or indirectly in connection with (i) the acquisition of in excess of 5% of any class of equity securities that is registered pursuant to Section 12 of the Exchange Act, (ii) any transaction subject to the requirements of Section 13 of the Exchange Act or (iii) any transaction subject to the requirements of Section 14 of the Exchange Act, except in compliance with the provisions of Section 2.05(c) hereof.

          (h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and, except as contemplated by Section 2.05(c), no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the value of the assets of the Borrower and its subsidiaries is, on the date hereof, represented by margin stock.

          (i) The Borrower (i) is not a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, and (ii) is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act, or an "investment advisor" within the meaning of the Investment Company Act.

          (j) No ERISA Termination Event has occurred, or is reasonably expect to occur, with respect to any ERISA Plan that may materially and adversely affect the condition (financial or otherwise), operations, business, properties or prospects of the Borrower and its subsidiaries, taken as a whole.

          (k) No proceeds of any Advance have been or will be used directly or indirectly for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation G, T, U, or X of the Board of Governors of the Federal Reserve System.


                                    ARTICLE V

                            COVENANTS OF THE BORROWER


          SECTION 5.01. AFFIRMATIVE COVENANTS. So long as any Note or any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, and, in the case of Sections 5.01(a) and 5.01(d), will cause its subsidiaries to, unless the Majority Lenders shall otherwise consent in writing:

          (a) KEEP BOOKS; CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES; COMPLIANCE WITH LAWS; INSURANCE; TAXES.

          (i) keep proper books of record and account, all in accordance with generally accepted accounting principles;

          (ii) preserve and keep in full force and effect its existence and preserve and keep in full force and effect its licenses, rights and franchises to the extent necessary to carry on its business;

          (iii) maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements and improvements, in each case to the extent such properties are not obsolete and are necessary to carry on its business;

          (iv) comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or its property, except to the extent being contested in good faith by appropriate proceedings, and compliance with ERISA and Environmental Laws; and

          (v) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it operates.

          (b) DEBT TO TOTAL CAPITALIZATION RATIO. Maintain at all times a ratio of Debt to Total Capitalization of not more than .65 to 1.0.

          (c) CONSOLIDATED TANGIBLE NET WORTH. Maintain at all times Consolidated Tangible Net Worth of not less than $400,000,000.

          (d)  USE OF PROCEEDS.  Use the proceeds of any Borrowings hereunder
(i) exclusively for general corporate purposes, including working capital requirements, support for its commercial paper programs and acquisitions of energy-related assets or Persons strictly in accordance with the provisions set forth in Sections 2.05(c) and 4.01(k) and (ii) in strict compliance with all applicable laws and governmental and regulatory approvals.

          (e)  REPORTING REQUIREMENTS.  Furnish to the Lenders:

               (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, (A) consolidated balance sheet of the Borrower and its subsidiaries as of the end of such quarter and (B) consolidated statements of income, retained earnings and cash flows of the Borrower and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each certified by the chief financial officer of the Borrower;

               (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its subsidiaries, containing unqualified consolidated financial statements for such year, certified by Arthur Andersen or another nationally recognized firm of independent public accountants;

               (iii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower and within 120 days after the end of the fiscal year of the Borrower, a certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit F hereto, (A) demonstrating, in reasonable detail and with supporting calculations, compliance with the financial covenants set forth in Sections 5.01(b) and (c) hereof and (B) stating that no Event of Default and no event that, with the giving of notice or lapse of time or both, will constitute an Event of Default has occurred and is continuing, or if an Event of Default or such event has occurred and is continuing, a statement setting forth details of such Event of Default or event and the action that the Borrower has taken and proposes to take with respect thereto;

               (iv) as soon as possible and in any event within five days after the occurrence of each Event of Default and each event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the actions that the Borrower has taken and proposes to take with respect thereto;

               (v) as soon as possible and in any event within five days after the commencement of litigation against the Borrower or any of its subsidiaries, or the receipt of a notice of default by the Borrower or any of its subsidiaries, that could reasonably be expected to have a material adverse effect on the Borrower or any of its subsidiaries, notice of such litigation or notice of default describing in reasonable detail the facts and circumstances concerning such litigation or default and the Borrower's or such subsidiary's proposed actions in connection therewith;

               (vi) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securities holders, and copies of all reports and registration statements which the Borrower or any subsidiary files with the Securities and Exchange Commission or any national securities exchange; and

               (vii) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its subsidiaries as any Lender through the Agent may from time to time reasonably request.

     SECTION 5.02. NEGATIVE COVENANTS So long as any Note or any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

          (A) LIENS, ETC. Create or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure or provide for the payment of any Debt, other than (i) liens securing Debt of the Borrower not in excess of $50,000,000 in the aggregate outstanding at any time, (ii) liens created pursuant to the First Mortgage Indenture dated January 1, 1946, as supplemented, and the General Mortgage Indenture and Deed of Trust dated September 15, 1988, (iii) liens created by purchase money mortgages or other security interests upon or in any property acquired or held (including, without limitation, as lessee) by the Borrower in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition or leasing of such property, (iv) liens and security interests that may be required to be granted on accounts receivable in connection with any sale thereof, (v) liens or security interests existing on such property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition) and (vi) extensions and renewals of any lien or security interest described in clauses (i) through (v) above, PROVIDED that (A) any such extension or renewal shall be limited to the property theretofore subject to such lien or security interest and (B) the principal amount of the Debt secured by such lien or security interest shall not be increased.

          (b) MERGERS AND CONSOLIDATIONS. Merge or consolidate with or into any Person, or permit any of its subsidiaries to do so, except (i) any subsidiary of the Borrower may merge or consolidate with or into any other subsidiary of the Borrower and (ii) any subsidiary of the Borrower may merge with the Borrower and (iii) the Borrower or any subsidiary of the Borrower may merge with any other Person, PROVIDED in each case that, immediately after giving effect to such proposed transaction, (A) no Event of Default or event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist, (B) in the case of any such transaction to which the Borrower is a party, the Borrower is the surviving corporation, (C) the ratings assigned by S&P or Moody's to the Borrower's senior unsecured indebtedness shall not be lower than the ratings assigned by S&P or Moody's to the Borrower's senior unsecured indebtedness immediately prior to giving effect to such proposed transaction, (D) in the case of any such transaction to which any subsidiary of the Borrower is a party, the surviving corporation is a subsidiary of the Borrower, and (E) no Person (other than the Borrower) and its Affiliates, collectively, shall have the ability to elect a majority of the board of directors of the Borrower or any such subsidiary or surviving corporation.

          (c) DISPOSITION OF ASSETS. In any 12-month period, (i) sell, lease, transfer, convey or otherwise dispose of (whether in one transaction or in a series of transactions) in excess of 7.5% of the total assets (whether now owned or hereafter acquired, EXCLUDING, HOWEVER, accounts receivable of the Borrower) of the Borrower and its subsidiaries (with such determination to be made in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e)), or permit any subsidiary to do so, or (ii) sell or otherwise dispose of (whether in one transaction or in a series of transactions) in excess of 51% of the shares of capital stock of any Significant Subsidiary, or permit any Significant Subsidiary to issue, sell or otherwise dispose of in excess of 51% of its shares of capital stock or the capital stock of any other Significant Subsidiary, except to the Borrower or another subsidiary, unless in either case described in clauses (i) and (ii) above, (A) the consideration (as hereinafter defined) received for such assets or capital stock, as the case may be, is at least equal to the higher of the book value and the fair value (as determined in good faith by the board of directors of the Borrower) thereof, and (B) such consideration (to the extent that it relates to the disposition of assets or capital stock, as the case may be, in excess of the 7.5% and 51% thresholds, respectively) is delivered immediately to the Agent to be applied in accordance with Section 2.11(b) to the prepayment of Advances then outstanding, together with accrued interest to the date of such prepayment and any other amounts payable hereunder, with the remainder, if any, to be returned to the Borrower; PROVIDED, HOWEVER, that each such prepayment shall be applied

     PRO RATA to the Advances then outstanding hereunder and the "Advances" then outstanding under the 360-Day Credit Agreement, if any. As used in this
     Section 5.02(c), the term "consideration" shall mean cash consideration or the fair value of non-cash consideration (as determined in good faith by the board of directors of the Borrower).


                                   ARTICLE VI

                                EVENTS OF DEFAULT


          SECTION 6.01. EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

          (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, or interest thereon or any other amount payable under this Agreement or any of the Notes within two days after the same becomes due and payable; or

          (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect or misleading in any material respect when made; or

          (c) The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b), (c) or (d) or
     Section 5.02 or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

          (d) The Borrower or any Significant Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount in excess of $10,000,000 in the aggregate (but excluding Debt evidenced by the Notes) of the Borrower or such Significant Subsidiary (as the case may be) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

          (e) The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize or to consent to any of the actions set forth above in this subsection (e); or

          (f) Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (g) (i) An ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower shall fail to maintain the minimum funding standards required by
     Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d) of the Code, or (ii) an ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower is, shall have been or will be terminated or the subject of termination proceedings under ERISA, or (iii) the Borrower or any ERISA Affiliate of the Borrower has incurred or will incur a liability to or on account of an ERISA Plan under Section 4062, 4063 or 4064 of ERISA and there shall result from such event either a liability or a material risk of incurring a liability to the PBGC or an ERISA Plan, or (iv) any ERISA Termination Event with respect to an ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower shall have occurred, and in the case of any event described in clauses (i) through (iv), (A) such event (if correctable) shall not have been corrected and (B) the then-present value of such ERISA Plan's vested benefits exceeds the then-current value of assets accumulated in such ERISA Plan by more than the amount of $10,000,000 (or in the case of an ERISA Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount);

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; PROVIDED, HOWEVER, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                                   ARTICLE VII

                                    THE AGENT


          SECTION 7.01. AUTHORIZATION AND ACTION. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.
As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; PROVIDED, HOWEVER, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

          SECTION 7.02. AGENT'S RELIANCE, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
(iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;
(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 7.03. CITIBANK AND AFFILIATES. With respect to its Commitment, the Advances made by it and the Notes issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its subsidiaries and any Person who may do business with or own securities of the Borrower or any such subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

          SECTION 7.04. LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 7.05. INDEMNIFICATION. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Contract Notes then held by each of them (or if no Contract Notes are at the time outstanding or if any Contract Notes are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrower but for which the Agent is not reimbursed by the Borrower.

          SECTION 7.06. SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of "Eligible Assignee" and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Notwithstanding the foregoing, if no Event of Default, and no event that with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, then no successor Agent shall be appointed under this Section 7.06 without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed.


                                  ARTICLE VIII

                                  MISCELLANEOUS


          SECTION 8.01. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the Contract Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is the Borrower or an Affiliate of the Borrower), do any of the following:
(a) waive any of the conditions specified in Section 3.01, 3.02 or 3.03,
(b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Contract Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Contract Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Contract Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and PROVIDED, FURTHER, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

          SECTION 8.02. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 3000 Commerce Tower, 911 Main Street, Kansas City, Missouri 64105, Attention: Vice President, Finance; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 399 Park Avenue, New York, New York 10043, Attention: Utilities Department, North American Finance Group; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to Article II or VII shall not be effective until received by the Agent.

          SECTION 8.03. NO WAIVER; REMEDIES. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 8.04. COSTS AND EXPENSES; INDEMNIFICATION. (a) Except to the extent limited by written agreement between the Borrower and the Agent on or prior to the date hereof, the Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Agent in connection with the preparation, execution, delivery, syndication, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of outside counsel and of internal counsel), incurred by the Agent and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

          (b) If any payment of principal of, or Conversion of, any Adjusted CD Rate Advance or Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Contract Advance, as a result of a payment or Conversion pursuant to Section 2.09(f), 2.10 or 2.13 or acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or any payment of principal of any Auction Advance is made other than on the maturity date thereto, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Contract Advance or Auction Advance, as the case may be.

          (c) The Borrower hereby agrees to indemnify and hold each Lender, the Agent and their respective Affiliates and their respective officers, directors, employees and professional advisors (each, an "INDEMNIFIED PERSON") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including, without limitation, reasonable counsel fees and expenses of outside counsel and of internal counsel, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or which may be claimed against any of them by any Person by reason of or in connection with the execution, delivery or performance of this Agreement, the Notes or any transaction contemplated thereby, or the use by the Borrower or any of its subsidiaries of the proceeds of any Advance. The Borrower's obligations under this Section 8.04(c) shall survive the repayment of all amounts owing to the Lenders and the Agent under this Agreement and the Notes and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 8.04(c) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

          SECTION 8.05. RIGHT OF SET-OFF. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each

Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

          SECTION 8.06. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

          SECTION 8.07. ASSIGNMENTS AND PARTICIPATIONS. (a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Contract Advances owing to it and the Contract Note or Notes held by it); PROVIDED, HOWEVER, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any Auction Advances or Auction Notes), (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Contract Note or Notes subject to such assignment and a processing and recordation fee of $2,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time assign all or any portion of the Advances owing to it to any Affiliate of such

Lender. No such assignment, other than to an Eligible Assignee, shall release the assigning Lender from its obligations hereunder.

          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (c)  The Agent shall maintain at its address referred to in Section
8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Contract Advances owing to, each Lender from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Contract Note or Contract Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Contract Note or Notes a new Contract Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Contract Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Contract Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Contract Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 hereto.

          (e) Each Lender may assign to one or more banks or other entities any Auction Note or Notes held by it.

          (f) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); PROVIDED, HOWEVER, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

          (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; PROVIDED that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

          (h) If any Lender shall make any demand for payment under Section 2.12(b), then within 30 days after any such demand (if, but only if, such demanded payment has been made by the Borrower to such Lender), the Borrower may, with the approval of the Agent (which approval shall not be unreasonably withheld) and provided that no Event of Default or event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both shall then have occurred and be continuing, demand that such Lender assign in accordance with this Section 8.07 to one or more Eligible Assignees designated by the Borrower all (but not less than all) of such Lender's Commitment and the Advances owing to it within the period ending on the later to occur of such 30th day and the last day of the longest of the then current Interest Periods, if any, for such Advances. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignees for all or part of such Lender's Commitment or Advances, then such demand by the Borrower shall become ineffective; it being understood for purposes of this subsection (h) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee (i) shall agree to such assignment by entering into an Assignment and Acceptance with such Lender and (ii) shall offer compensation to such Lender in an amount equal to all amounts then owing by the Borrower to such Lender hereunder and under the Note made by the Borrower to such Lender, whether for principal, interest, fees, costs or expenses (other than the demanded payment referred to above and payable by the Borrower as a condition to the Borrower's right to demand such assignment), or otherwise.

          (i) Anything in this Section 8.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

     SECTION 8.08. SUBMISSION TO JURISDICTION Each of the Borrower, the Lenders and the Agent (i) irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of this Agreement or the Notes, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

     SECTION 8.09. WAIVER OF JURY TRIAL THE BORROWER, THE AGENT AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

          SECTION 8.10. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          SECTION 8.11. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                         UTILICORP UNITED INC.



                         By      /s/ Dale J. Wolf
                           --------------------------------
                             Name:   Dale J. Wolf
                             Title:  Vice President/Finance



                         CITIBANK, N.A.,
                           as Agent



                         By
                           --------------------------------
                            Name:
                            Vice President